EXBIT 99.1

THIRD AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT ("Amendment") is made and entered into this 31st day of March, 2011 (the "Effective Date"), by and between Interline Brands, Inc., a New Jersey corporation (the "Company"), and Michael J. Grebe (the "Executive").

WHEREAS, the Executive is currently an employee of the Company; and

WHEREAS, the Company and the Executive desire to amend the employment agreement entered into by and between the parties, dated as of August 13, 2004 and amended on December 2, 2004 and December 31, 2008 (as so amended, the "Employment Agreement"); and

WHEREAS, the Company considers it essential to its best interests and the best interests of its stockholders to provide for the continued employment of the Executive by the Company and to amend the Employment Agreement; and

WHEREAS, the Executive is willing to accept and continue his employment on the terms hereinafter set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:

      Section 1.6 of the Employment Agreement is hereby deleted in its entirety and shall be replaced with the following provisions and incorporated into the Employment Agreement as the new and substituted Section 1.6:

      "'Good Reason' means the following actions, taken without the prior express written consent of the Executive: (a) materially reducing the Executive's position, duties, responsibilities, title or authority, including, without limitation, changing the Executive's reporting rights or obligations; (b)(i) decreasing the Executive's compensation or (ii) materially reducing in the aggregate the benefits under the employee benefit or health or welfare plans or programs of the Company (excluding reductions due to general benefit plan changes applicable to Company employees generally); (c) failing to pay the Executive's compensation or to provide for the Executive's benefits when due; (d) requiring the Executive to move his primary place of employment more than 35 miles from the then current place of employment, if such move materially increases his commute; (e) failing to nominate the Executive for election to the Board of Directors of the Company (by the committee of such Board responsible for making such nominations); or (f) committing any other material breach of this Agreement, if any of the foregoing (a) through (f) are not remedied by the Company (if capable of remedy) within 30 days after receiving notice thereof from the Executive. For purposes of the foregoing clause (a) of this Section 1.6, the Executive shall be deemed to have suffered a material reduction in position, duties, responsibilities and authority if for any reason neither the Company nor Interline Brands, Inc., a Delaware corporation ("Interline Parent"), is a reporting company under the Securities Exchange Act of 1934, as amended, whose common shares are actively and publicly traded on a nationally recognized stock exchange (a "publicly-traded company"), unless the Executive immediately thereafter becomes the sole Chief Executive Officer of a publicly-traded company that is the successor (whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or otherwise) to all or substantially all of the business and/or assets of the Company or Interline Parent."

      The last sentence of Section 5.1 of the Employment Agreement is hereby deleted in its entirety and shall be replaced with the following sentence and incorporated into the Employment Agreement as the new and substituted last sentence of Section 5.1:

      "Thereafter, the Board shall review the Executive's Base Salary annually and may, in the discretion of the Board of Directors or a Committee thereof, upwardly adjust Executive's Base Salary as of January 1 of each year of the Term of Employment."

      Section 6.3 of the Employment Agreement is hereby amended by deleting the third sentence thereof in its entirety.

      Clause (b) of Section 6.3 of the Employment Agreement, as previously amended hereby, is amended by deleting the words "or for any reason within the 30-day period commencing on the first anniversary of a Change in Control,".

      Except as modified or amended herein, the Employment Agreement remains in full force and effect. Nothing contained herein invalidates or shall impair or release any covenant, condition or stipulation in the Employment Agreement, and the same, except as herein modified and amended, shall continue in full force and effect.

      This Amendment shall be governed by, construed under, and interpreted in accordance with the laws of the State of Florida applicable to agreements made and to be wholly performed within that State, without regard to its conflict of laws provisions or any conflict of laws provisions of any other jurisdiction which would cause the application of any law other than that of the State of Florida.

      This Amendment may be executed in one or more counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument. The parties specifically agree that facsimile signatures are acceptable and permitted and shall be considered original and authentic. Each party executing this Amendment represents that such party has the full authority and legal power to do so.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the day and year first above written.

INTERLINE BRANDS, INC.

By: /s/ Gideon Argov
Name: Gideon Argov
Title: Director

EXECUTIVE

By: /s/ Michael J. Grebe
Name: Michael J. Grebe